Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated June 26, 2006, between RORY OLSON, an individual (the “Executive”) and NEUTRON ENTERPRISES INC., a corporation governed by the laws of the State of Nevada (“Neutron”).

RECITALS

Neutron is publicly traded media company operating from its head office in Mississauga, Ontario (the “Business”).

Rory Olson is an experienced Business Executive with sufficient business experience to act as Chief Executive Officer and President of Neutron Enterprises, Inc.

Neutron and the Executive wish to enter into an agreement for the provision of services by the Executive to Neutron. This agreement shall also cover responsibilities to all subsidiaries.

AGREEMENT

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.      Employment agreement

(a)      Neutron agrees to employ the Executive and the Executive agrees to be employed by Neutron for the provision of the services described in the attached Schedule “A” on the terms and conditions set out in this Agreement. The term of this agreement shall be eighteen (18) months. Subject to the forgoing, the Executive and Neutron agree that the engagement is non-exclusive provided that the Executive shall not directly or indirectly provide services to any entity that operates a business competitive to Neutron and that the Executive’s primary focus will be Neutron.

(b)      The Employment Services may be amended from time to time provided that such amendment is agreed to in advance and in writing by the undersigned parties. In the event of such an amendment, Schedule “A” shall be revised accordingly and shall be deemed to be incorporated into, and form part of, this Agreement as so amended.

(c)       The Executive may perform his services from Neutron’s offices in Montreal.

2.      Costs

Neutron shall be responsible for:

(i)      reasonable travel and related meal and accommodation costs arising from the performance of Employment Agreement; and

(ii)      any reasonable additional out-of-pocket expenses incurred in performing the Employment Agreement in accordance with Neutron’s usually applicable policies.

In the event that any cost described above is incurred by the Executive, Neutron shall reimburse the Executive in the full amount of the corresponding invoice(s) and such reimbursement shall be paid within 30 calendar days of presentment.

The Executive will use reasonable efforts to notify the chief financial officer of Neutron in advance of any single item costs expected to exceed $5,000.

3.      Remuneration

(a)      The remuneration of the Executive for his services shall be 500,000 Common Stock Shares which will be outside the Company’s Stock Option plan (“SAR Grant”), vesting equally over the next six (6) quarters in advance, to be issued within sixty (60) days from the date of this Agreement. The certificates representing such shares shall be issued in unlegended form but placed in custody of Corsair Advisors, Inc, to be released upon vesting. Neutron will promptly register to permit the resale of shares under the SAR Grant and Stock Options issuable hereunder to ensure that such shares are freely tradable subject to restrictions on the volume of affiliate resales under Rule 144 (e) under the U.S. Securities Act of 1933, as amended. Subject to generally applicable laws regarding insider trading, it is understood that upon vesting, the Executive shall be entitled to sell the vested portion of shares into the market. The remuneration shall be reviewed at the end of this agreement. The review will be undertaken by assessing the Executive’s achievement of the overall objectives established by the Company with regard to the market rates of remuneration paid for similar duties and responsibilities. The remuneration will be determined by the Board of Director’s Compensation Committee. Unless terminated for cause, it is understood 250,000 shares of Common Stock Grants being awarded as remuneration will immediately vest upon termination by either party with the balance vesting after three months following the commencement of this agreement. Provided that if the Executive is terminated other than for cause or is constructively dismissed, all such shares shall vest immediately.

          (b)      Through the Stock Option Plan for Directors, Officers, Executives and Service Providers of Neutron (the “Stock Option Plan”), management of Neutron will be entitled to participate in the Company Stock Option Plan. The Board of Directors of Neutron will grant on a one time basis outside of the Stock Option Plan 4,000,000 options (the “Initial Options Grant”) to the Executive vesting equally on a semi-annual basis over the ensuing twenty-four months in arrears. The options shall be granted at the closing price on the date hereof and expire on the fifth anniversary thereof. The Company agrees the Initial Options Grant is not subject to the provisions of the Company’s 2005 Stock Plan and should the employee be terminated without cause or is constructively dismissed within the first 12 months from the commencement of this agreement, 50% of the one time grant shall vest immediately. Thereafter if the Employee is terminated without cause all of the options under this initial grant will vest.

(d)      The Executive shall also be entitled to such performance bonuses and or additional options the Board of Directors or a Committee thereof, of Neutron may from time to time award to the Executive, in its sole discretion of the Board of Directors.

(e)      The Executive shall be entitled to participate in any Company benefit and group insurance plans made available by the Company to other Executives in comparable management positions.

4.      Performance and responsibilities

(a)      The Executive will faithfully, honestly and diligently serve the Company under the direction of its Board of Directors and will at all times use his best endeavors to promote the interest and welfare of the Company in accordance with such directions as may from time to time be given to him by the Company and in accordance with the policies of the Company as set forth from time to time.

(b)      The Executive shall not delegate any of its duties and obligations hereunder or retain others to perform such service without the written consent of Neutron.

(c)      The Executive in addition to Schedule “A” shall also perform such other tasks and duties related to the foregoing as may from time to time be determined by the Board of Directors, or such person as the Board of Directors may designate consistent with his position as Chief Executive Officer. The Executive shall, in carrying out the obligations under this agreement, report directly to the Board of Directors, or such person as the Board of Directors may designate.

5.      Confidentiality

(a)      Each of the Executive and Neutron undertakes to the other, on behalf of itself and its Executives, officers, directors, agents and affiliates, that it shall keep confidential and shall not, without the prior written consent of the party to whom the information belongs, disclose to any person, nor use or exploit commercially for its own purposes, any information obtained relating to the subject matter or performance of this Agreement; provided, however, that the Executive and Neutron may each disclose such information (i) to its affiliates for any purposes reasonably incidental to the purposes of this Agreement, (ii) to their respective advisors for use in connection with rendering advice with respect to the performance of this Agreement, and (iii) as is required to be disclosed by operation of law, legal process or any stock exchange regulations or any binding judgment or order, or by any requirement or any competent, federal, provincial, state, local or foreign court, administrative agency or governmental or regulatory authority or body. In performing its obligations under this Subsection, each of the Executive and Neutron shall use all reasonable efforts to ensure that its Executives, officers, directors and agents and its affiliates observe the foregoing confidentiality obligations.

(b)      Subsection 5(a) shall not apply to information:

(i)	acquired from a third party with the right to divulge the same;

(ii)	which, prior to or after the date of this Agreement, the Executive and Neutron jointly decide to disclose; or

(iii)	which is or becomes within the public domain (otherwise than through the fault of the party to this Agreement seeking to rely on the information being in the public domain).

6.      Termination

(a)       The employment of the Executive hereunder may be terminated in the following manner:

(i) The Executive may resign his employment upon three (3) months’ prior written notice. Any unvested Stock Options shall be deemed forfeited upon the date the Executive ceases to work for the Company.

(ii) The Company may terminate the Executive’s employment hereunder forthwith by giving to the Executive written notice of such termination, in the event of,

(a)	any material failure by the Executive to observe and perform any of his covenants and obligations hereunder, where such failure has not been cured within two (2) weeks of written notice thereof by the Company to the Executive,

(b)	the voluntary or, involuntary bankruptcy of the Executive;

(c)	fraud, gross negligence, or willful malfeasance by the Executive in connection with the performance of his duties hereunder; or

(d)	a conviction of the Executive for any indictable criminal offence by a court of final and competent jurisdiction in the United States or Canada;

and this Agreement shall be terminated and the Executive shall cease to be employed hereunder immediately upon delivery of such notice to the Executive. Any Stock Options due to the Executive during the period shall be prorated and vested (i.e. if the Executive is terminated in the second month of the six month vesting period then one third(1/3) of the options shall deem to be vested).

(iii) The Company may, by written notice, terminate the Executive’s employment hereunder, in its sole discretion and for any reason whatsoever, by accelerating the vesting period for unvested Stock Options awarded due to the Executive for the current twelve month period under this agreement (hereinafter called the “Severance Amount”).

(iv) The Company may terminate the Executive’s employment hereunder if the Executive, by reason of physical or mental disability, is unable to fulfill his obligations and duties hereunder on a full time basis (other than by reason of authorized vacation or leave) for a period in excess of three consecutive months, subject to applicable law. It is acknowledged and agreed that the Remuneration contemplated by Section 3 will vest in all cases except upon dismissal for cause.

(v) The Executive’s employment hereunder shall automatically terminate upon his death. For the purposes of Section 6, in the event that the Executive’s employment is terminated pursuant to this Section 6(a)(v) or Section 6(a)(iv), all references to Executive, shall be deemed to be references to the Executive’s heirs, executors, administrators or legal personal representatives, as applicable in the circumstances.

(b)      Upon the termination of this Agreement, each party hereto shall return to the other forthwith all materials and property of the other and make all payments required hereunder.

(c) In the event of a change of control of the Company or sale of substantially all of the assets of the Company, all unvested stock options and stock grant shall vest immediately.“Change of Control of the Corporation” means the occurrence of a transaction or series of transactions as a result of which the Corporation becomes controlled by a Person. For the purpose of the foregoing, the Corporation is controlled directly or indirectly by a Person if such Person, together with any of its Affiliates, beneficially owns shares of the Corporation carrying more than 30% of the voting rights ordinarily exercisable at meetings of shareholders of the Corporation, such rights being sufficient to elect a majority of the directors of the Corporation

(d)       In the event the Executive is terminated by the Company or the Executives resigns prior to the end of the term of this agreement, the Holder of the Common Shares and Stock Options granted herein shall limit their resales of Common Stock issued upon exercise of the Stock Option such that, it, shall not exceed, in any calendar month, more than 10% of the reported trading volume in the Company’s Common Stock on the principal trading market for the preceding calendar month. This condition shall not apply with respect to the events outlined in section 6 (c) above. The Company shall be authorized to take such action as is required to implement this provision, including, without limitation, providing appropriate “stop transfer” instructions to its transfer agent and implementing restrictive legends on the certificates representing such shares calling attention to the restrictions in this agreement. The foregoing shall apply for period of eighteen months following the termination. Notwithstanding any provision of the Stock Option Plan, options granted to the Executive shall be exercisable for thirty-six (36) months following termination.

7.       Vacation

The Executive shall be entitled to four (4) weeks’ vacation with pay during each year of his employment hereunder, which vacation shall accrue on a calendar year basis. Such vacation shall be taken at such time or times as shall be most convenient having regard to the demands of the business and affairs of the Company. In no event shall any single vacation exceed ten (10) working days in duration.

8.      Notices

All notices and other communications required under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, by courier or by fax to the party at the address and telecopier numbers noted below:

If to the Executive, at:
8 Radisson Street,
Dollard des Ormeaux, Quebec, Canada, H9A 3K6

Fax Number:
Attention:	Rory Olson

If to Neutron, at:
Suite 2500 115 Rene Levesque Blvd Ouest,
Montreal, Quebec H3B 2K4

Fax Number:	514-933-9710

Attention:	Board of Directors

All notices given in accordance with this Section shall be effective at the time of delivery or transmission, as the case may be. Either party may amend such address and notice by written notice to the other party in accordance with this Section 8.

9.      Miscellaneous

(a)      The parties confirm the accuracy of the recitals and schedules to this Agreement and acknowledge that the same form part of this Agreement.

(b)      “affiliate” has the meaning ascribed to that term in the Business Corporations Act (Ontario), as amended from time to time.

(c)      This Agreement shall constitute the entire agreement between the Executive and Neutron with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(d)      This Agreement shall be construed, administered and enforced according to the laws of the Province of Quebec and the laws of Canada applicable therein. Each of the parties agrees that any suit, action or proceeding arising out of or relating to this Agreement against it or any of its assets may be brought in any court of the Province of Ontario or Canada and hereby irrevocably and unconditionally attorns and submits to the jurisdiction of such courts over the subject matter of any such suit, action or proceeding.

(e)      This Agreement may be amended or waived only by a written instrument executed by each of the parties hereto.

(f)      This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, but no party may, directly or indirectly, assign or transfer this Agreement or any right or obligation without the prior written consent of the other party.

(g)      The terms and provisions of this Agreement are intended solely for the benefit of the Executive and Neutron and their respective affiliates, successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person.

(h)      Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions or the enforceability of this Agreement.

(i)      The failure at any time of either party to require performance by the other party of any responsibility provided for in this Agreement shall in no way affect the right to require full performance of any such responsibility at any time thereafter, nor shall the waiver by either party of a breach of any provision of this Agreement by the other party constitute a waiver of any succeeding breach of the same or any other provision nor shall it constitute a waiver of the responsibility itself.

(k)      All dollar amounts in this Agreement are stated in Canadian currency.

(i)       The Parties have agreed that this document and all related documents shall be drafted in the English Language.

The parties have, by their duly authorized officers, executed this Agreement as of the date first above written.

	EXECUTIVE	NEUTRON ENTERPRISES INC.

By:	/s/ Rory Olson	By:	/s/ Andrew Gertler

	Rory Olson	Name:	Andrew Gertler
		Title:	Chairman and CEO

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Schedule “A”

EMPLOYMENT SERVICES

SUMMARY

Provide leadership to position the company at the forefront of the industry. Develop a strategic plan to advance the company’s mission and objectives and to promote revenue, profitability and growth as an organization. Oversee company operations to insure production efficiency, quality, service, and cost-effective management of resources.

PRIMARY RESPONSIBILITIES

1.	Develop a strategic plan to advance the company’s mission and objectives and to promote revenue, profitability, and growth as an organization.

2.	Oversee company operations to insure production efficiency, quality, service, and cost-effective management of resources.

3.	Plan, develop, and implement strategies for generating resources and/or revenues for the company.

4.	Identify acquisition and merger opportunities and direct implementation activities.

5.	Approve company operational procedures, policies, and standards.

6.	Review activity reports and financial statements to determine progress and status in attaining objectives and revise objectives and plans in accordance with current conditions.

7.	Evaluate performance of executives for compliance with established policies and objectives of the company and contributions in attaining objectives.

8.	Promote the company through written articles and personal appearances at conferences and on radio and TV.

9.	Represent the company at legislative sessions, committee meetings, and at formal functions.

10.	Promote the company to local, regional, national, and international constituencies.

11.	Build a fundraising network using personal contacts, direct mail, special events, and foundation support.

12.	Present company report at Annual Stockholder and Board of Director meetings.

13.	Direct company planning and policy-making committees.

14.	Oversee foreign operations to include evaluating operating and financial performance.